January 3, 2023 FOR IMMEDIATE RELEASE WaFd Bank President and CEO Brent Beardall in Stable Condition After Being Injured in Small Plane Crash Washington Federal (Nasdaq: WAFD) reports that on January 2, 2023, the President and CEO of Washington Federal, Inc. and Washington Federal Bank (dba WaFd Bank), Brent Beardall, was one of four people on board a private plane that crashed in Provo, Utah shortly after takeoff. He was transported by ambulance to the hospital with broken bones and lacerations, underwent surgery later that day, and is expected to make a full recovery. Mr. Beardall will take a temporary leave of absence from his duties as President and CEO while he recovers, and Executive Vice President and Chief Consumer Banker, Cathy Cooper, will temporarily assume Mr. Beardall’s duties. The Company will provide additional updates as they become available. Washington Federal’s Chairman of the Board, Stephen Graham, said, “We want to express our condolences for the family of Nathan Ricks, who died in this tragic accident. All of us at WaFd are grateful that Brent is expected to make a full recovery and look forward to his return to normal duties shortly. We have every confidence in our strong management team’s ability to move forward with the execution of the Bank’s strategy.” Washington Federal Bank, a federally insured Washington state-chartered bank with headquarters in Seattle, Washington, has more than 200 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. WaFd Bank uses its website to distribute financial and other material information about the Company. # # # Contact:  Brad Goode Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 (206) 626-8178